EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of December 8, 2003, is by and among LION, Inc., a corporation organized under the laws of the State of Washington ("PURCHASER"), the Federal Home Loan Mortgage Corporation, a shareholder-owned, government-sponsored corporation organized under the laws of the United States ("FREDDIE MAC"), and Ignition Mortgage Technology Solutions, Inc., a corporation organized under the laws of the State of Delaware ("IGNITION"), and a wholly owned subsidiary of Freddie Mac. Each of the foregoing parties is referred to herein individually as a "PARTY" and together as the "PARTIES." Each of Freddie Mac and Ignition is referred to herein individually as an "FRE PARTY" and together as the "FRE PARTIES."

                                    RECITALS:

          WHEREAS, Ignition is an application service provider engaged in the business of providing technology and business solutions designed to enable residential mortgage lenders to lower the cost of acquiring, fulfilling and delivering loans (through the LockPoint Xtra(R) product offering) and to manage the risk associated with their mortgage loan pipelines (through the Pipeline Tools product offering) and also produces the point-of-sale product for originating mortgage loans referred to as Loan Officer Plus(R) and the multi-lender, automated application capture and price locking mortgage product referred to as Loan Finder/Loan WorkBench/Optimum Controller (the "BUSINESS");

          WHEREAS, on the Closing Date (as defined below), Ignition desires to sell, transfer, assign, deliver and otherwise convey to Purchaser, and Purchaser desires to purchase from Ignition, all of the right, title and interest of Ignition in, to and under all of the Purchased Assets (as defined below), and, as part of such sale, transfer, assignment, delivery and conveyance, Purchaser shall assume no Liabilities (as defined below) other than the Assumed Liabilities (as defined below), all on the terms and subject to the conditions set forth in this Agreement (the "ACQUISITION"); and

          WHEREAS, Purchaser and the FRE Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein.

          NOW, THEREFORE, in consideration of the respective premises, mutual covenants and agreements of the Parties, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

          "ACCOUNTS RECEIVABLE" means all accounts receivable and other rights to payment from customers and licensees of Ignition, including any claims, credits, refunds, offsets, back

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charges or similar other amounts owing to Ignition, and the full benefit of all security for such accounts or rights to payment.

          "ACQUISITION" has the meaning set forth in the Recitals.

          "AFFILIATE" means a Person that, directly or indirectly, controls, is controlled by, or is under common control with the specified Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "AGREEMENT" has the meaning set forth in the Preamble.

          "ASSIGNED CONTRACTS" has the meaning set forth in Section 2.01(c).

          "ASSIGNED COPYRIGHTS" means all of Ignition's right, title and interest in and to the copyrights in the software programs and systems listed on
SCHEDULE 2.01(B).

          "ASSIGNED INTELLECTUAL PROPERTY" has the meaning set forth in Section 2.01(b).

          "ASSIGNED PERSONAL PROPERTY" has the meaning set forth in Section 2.01(a).

          "ASSIGNED TRADEMARKS" means the trademarks and trademark applications set forth on SCHEDULE 2.01(B).

          "ASSIGNMENT AND ASSUMPTION AGREEMENT" means an assignment and assumption agreement substantially in the form of EXHIBIT A, pursuant to which Ignition will assign to Purchaser, and Purchaser will accept and assume, all of Ignition's rights and obligations under the Assumed Liabilities as of the Closing.

          "ASSUMED LIABILITIES" has the meaning set forth in Section 2.03(a).

          "AUTHORIZATIONS" means any and all permits, licenses, franchises, concessions, grants, consents, exemptions, approvals, orders, authorizations, waivers or other approvals, variances or clearances from, or filings or registrations with Governmental Authorities.

          "BILL OF SALE" means one or more bills of sale, consistent with the terms of this Agreement and otherwise reasonably satisfactory in form and substance to Purchaser, effectuating the sale, transfer, assignment, delivery and conveyance by Ignition of the Purchased Assets to Purchaser at the Closing.

          "BUSINESS" has the meaning set forth in the Recitals.

          "CHASE AMOUNT" has the meaning set forth in Section 8.01(d).

          "CLAIM NOTICE" has the meaning set forth in Section 10.03(c)(i).

          "CLOSING" has the meaning set forth in Section 2.07.

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          "CLOSING DATE" has the meaning set forth in Section 2.07.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section
12.02.

          "CONTRACTS" means all contracts, agreements, licenses, leases, instruments, commitments and undertakings entered into or made in connection with the Business (together with all amendments, waivers of rights under, modifications or supplements thereto and all side letters affecting the obligations of any party thereunder), including all rights of setoff, recovery, credit or other similar rights, to which Ignition is a party, and all rights under any express or implied warranties from vendors, suppliers or other service providers to the Business.

          "COPYRIGHT ASSIGNMENT" means the copyright assignment agreement to be entered into between Ignition and Purchaser, dated as of the Closing Date, substantially in the form of EXHIBIT B.

          "DIRECT CLAIM" has the meaning set forth in Section 10.03(c)(i).

          "DISCLOSURE SCHEDULE" has the meaning set forth in Article III.

          "DOMAIN NAME ASSIGNMENT" means the domain name assignment agreement to be entered into between Ignition and Purchaser, dated as of the Closing Date, substantially in the form of EXHIBIT C.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder, as in effect from time to time.

          "EXCLUDED ASSETS" has the meaning set forth in Section 2.02.

          "EXCLUDED LIABILITIES" has the meaning set forth in Section 2.04.

          "FINANCIAL STATEMENTS" has the meaning set forth in Section 3.10.

          "FRE PARTY" and "FRE PARTIES" have the meanings set forth in the Preamble.

          "FREDDIE MAC" has the meaning set forth in the Preamble.

          "FREDDIE MAC AGREEMENTS" means the following agreements between Ignition and Freddie Mac: Global Mutual Confidentiality Agreement effective May 21, 2001; LockPoint Xtra Software License and Services Agreement effective January 1, 2003; Pipeline Tools Software License and Services Agreement effective November 1, 2001; Source Code License Agreement effective May 21, 2001.

          "FREDDIE MAC TRADEMARKS" has the meaning set forth in Section
11.03(a).

          "GLOBAL CONFIDENTIALITY AGREEMENT" has the meaning set forth in
Section 11.01.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign government, governmental regulator or administrative authority (or subdivision thereof) and any agency or commission or any court, tribunal or judicial or arbitral body that has jurisdiction over a Party, its business or its assets.

          "IGNITION" has the meaning set forth in the Preamble.

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          "IGNITION EMPLOYEES" has the meaning set forth in Section 6.01(b).

          "IGNITION TRADEMARKS" has the meaning set forth in Section 11.03(b).

          "INDEMNIFICATION BASKET" has the meaning set forth in Section
10.03(a).

          "INDEMNIFICATION CAP" has the meaning set forth in Section 10.03(a).

          "INDEMNIFIED FRE PARTIES" has the meaning set forth in Section
10.03(b).

          "INDEMNIFIED PARTY" has the meaning set forth in Section 10.03(c).

          "INDEMNIFIED PURCHASER PARTIES" has the meaning set forth in Section 10.03(a).

          "INDEMNIFYING PARTY" has the meaning set forth in Section 10.03(c).

          "INSURANCE" has the meaning set forth in Section 5.02(b).

          "INTERIM BALANCE SHEET" has the meaning set forth in Section 3.10.

          "KNOWLEDGE" means, with respect to the FRE Parties, the actual knowledge of the individuals identified on SCHEDULE 1.01 and, with respect to Purchaser, the actual knowledge of the individuals identified on SCHEDULE 1.02.

          "LIABILITY" means all debts, claims, liabilities, obligations, interests, damages and expenses of every kind and nature, whether liquidated or unliquidated, direct or indirect, absolute, accrued, contingent or otherwise, regardless of when such debt, claim, liability, obligation, interest, damage or expense arose or might arise.

          "LIEN" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, lease, third-party interest, lien (statutory or otherwise), charge, preference, priority or security agreement, any option, warrant, attachment or right of first refusal and any preemptive, conversion, put, call, claim or right or restriction on transfer (other than restrictions imposed by applicable securities laws).

          "LPX AGREEMENT" has the meaning set forth in Section 5.02(b).

          "LOSSES" has the meaning set forth in Section 10.03(a).

          "MATERIAL ADVERSE EFFECT" means (i) a deterioration in the condition or quality of the Purchased Assets (or the ability of Purchaser to lawfully use such Purchased Assets) or an increase or expansion of the Assumed Liabilities that results in or causes a material adverse impact on the Business, taken as a whole, as it is currently conducted or (ii) a material adverse effect on either FRE Party's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

          "PARTY" and "PARTIES" have the meanings set forth in the Preamble.

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          "PATENT APPLICATION ASSIGNMENT" means the patent application assignment agreement to be entered into between Ignition and Purchaser, dated as of the Closing Date, substantially in the form of EXHIBIT D.

          "PERMITTED LIENS" means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings,
(ii) zoning, entitlement and other land use regulations by Governmental Authorities and (iii) the security interest granted to IOS Capital, Inc. pursuant to the IKON IOS Capital, Inc. Image Management Agreement, dated July 24, 2003, with respect to the Canon digital copier in Gig Harbor, Washington and the UCC Financing Statement filed by Lucent Technologies Inc. on Tuttle Decision Systems, Inc. on Sept. 29, 1999 regarding one Definity Telephone System in Sausalito, California.

          "PERSON" means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority.

          "PIPELINE TOOLS AGREEMENT" has the meaning set forth in Section
5.02(b).

          "PLAN" means any "employee benefit plan", within the meaning of
Section 3(3) of ERISA, whether or not subject to ERISA, any pension, profit sharing, retirement, stock purchase, severance, deferred or incentive compensation, bonus, stock appreciation right, stock option or other equity based, vacation, disability, hospitalization, medical insurance or other fringe benefit plan, program, policy, arrangement, agreement or commitment and any employment agreement.

          "PURCHASE PRICE" has the meaning set forth in Section 2.06.

          "PURCHASED ASSETS" has the meaning set forth in Section 2.01.

          "PURCHASER" has the meaning set forth in the Preamble.

          "PURCHASER PLANS" has the meaning set forth in Section 6.01(d).

          "REPRESENTATIVES" means, with respect to any Party, its officers, directors, employees, attorneys and other representatives, together with its Affiliates and their respective officers, directors, employees, attorneys and other representatives.

          "RETAINED IP" has the meaning set forth in Section 11.02.

          "RETAINED IP LICENSE" has the meaning set forth in Section 11.02.

          "TAX" or "TAXES" means all taxes, including any interest, liabilities, fines, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include income taxes (including U.S. federal income taxes and state and local income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross or net receipts taxes, occupation taxes, real and personal property taxes, AD VALOREM taxes, stamp taxes, transfer taxes, capital taxes, import duties, withholding taxes, workers' compensation, and other obligations of the same or of a similar nature whether arising before, on or after the Closing Date.

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          "TEMPORARY EMPLOYEES" has the meaning set forth in Section 6.01(f).

          "THIRD PARTY CLAIM" has the meaning set forth in Section 10.03(c)(i).

          "TRADEMARK ASSIGNMENT" means the trademark assignment agreement to be entered into between Ignition and Purchaser, dated as of the Closing Date, substantially in the form of EXHIBIT E.

          "TRANSFER TAX" means applicable excise, sales, goods and services, harmonized sales, value added transfer, land transfer, documentary, filing, recordation, real estate conveyance, stamp, use and other similar taxes, levies, fees and charges due in connection with the transactions contemplated by this Agreement.

          "TRANSFERRING EMPLOYEE" has the meaning set forth in Section 6.01(d).

          "TRMS AGREEMENT" has the meaning set forth in Section 6.02(b).

          "WELFARE PLAN" has the meaning set forth in Section 6.01(e).

                                   ARTICLE II

                        TRANSFER OF THE PURCHASED ASSETS

          Section 2.01. ACQUISITION AND TRANSFER OF ASSETS. Upon the terms and subject to the conditions of this Agreement and except as set forth in Section
2.02 and subject to Section 11.02 hereto, at the Closing Ignition shall sell, transfer, assign, deliver and otherwise convey to Purchaser, and Purchaser shall purchase, acquire and accept from Ignition, all of Ignition's right, title and interest in, to and under, and all obligations under or relating to, all of the following assets and properties wherever located, as the same shall exist as of the Closing (the "PURCHASED ASSETS"):

          (a) The tangible personal property listed on SCHEDULE 2.01(A) (the "ASSIGNED PERSONAL PROPERTY");

          (b) The items of intellectual property listed on SCHEDULE 2.01(B) (the "ASSIGNED INTELLECTUAL PROPERTY");

          (c) The Contracts listed on SCHEDULE 2.01(C), which list includes the Freddie Mac Agreements (the "ASSIGNED CONTRACTS");

          (d) All books, records, files, reports, plans, legal records, accounting records, consultants' reports and other data relating to the Purchased Assets or operation of the Business by Ignition and set forth on
SCHEDULE 2.01(D); PROVIDED, HOWEVER, if any items set forth on Schedule 2.01(d) contain material information about (i) Freddie Mac or any of its Affiliates (other than Ignition) or any of their respective business activities, (ii) a business other than the Business, or (iii) any assets, properties and rights other than the Purchased Assets, Ignition shall retain such books and records and provide to Purchaser as soon as reasonably practicable

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following Closing an accurate and complete copy of the portions of such books and records related to the Business or any other Purchased Assets;

          (e) All rights related to the prepaid expenses as of November 30, 2003 and listed on SCHEDULE 2.01(E) and the proceeds of any insurance coverage in respect of a Purchased Asset or an Assumed Liability;

          (f)  All Accounts Receivable existing on November 30, 2003, subject to
SCHEDULE 8.01(D); and

          (g) Any rights, claims, causes of action or rights of set-off relating to any of the foregoing.

          Section 2.02. EXCLUDED ASSETS. Notwithstanding Section 2.01, the Purchased Assets shall exclude any assets (the "EXCLUDED ASSETS") not specifically set forth in Section 2.01, including those specified on SCHEDULE
2.02. Notwithstanding anything to the contrary herein, except for the express licenses and assignments granted in this Agreement, nothing herein shall be deemed to transfer any rights in any intellectual property owned, licensed to, conceived, reduced to practice or otherwise developed by Freddie Mac or Freddie Mac's Affiliates (other than Ignition) by virtue of its reference, incorporation or use within any of the Purchased Assets.

          Section 2.03. ASSUMED LIABILITIES. (a) As of the Closing Date, Purchaser shall assume and be liable only for (i) all accounts payable of Ignition existing as of November 30, 2003, excluding the "intercompany payable" to Freddie Mac set forth on the Interim Balance Sheet and existing as of November 30, 2003, (ii) all Liabilities arising from the Purchased Assets after Closing, including all post-Closing Liabilities for performance under each of the Assigned Contracts except Liabilities, even if arising post-Closing, for performance under the Assigned Contracts prior to Closing and (iii) subject to and including the severence, retention and other similar payments set forth in
Section 6.01(e), all Liabilities relating to the employment by Purchaser after Closing of the Transferring Employees (collectively, the "ASSUMED LIABILITIES").

          (b) Purchaser agrees to promptly pay, perform, honor and discharge, or cause to be paid or otherwise promptly performed, honored and discharged, from and after the Closing all Assumed Liabilities as they become due and payable and in accordance with the terms thereof. Freddie Mac's rights in the event of a breach of this Section 2.03(b) shall be in addition to any rights Freddie Mac may have arising out of or as a result of a breach by Purchaser of any Assigned Contract (including any Assigned Contract to which Freddie Mac is a counterparty).

          Section 2.04. EXCLUDED LIABILITIES. Notwithstanding anything to the contrary herein, Purchaser is not assuming and shall not become responsible for any Liability of any FRE Party of whatever nature, whether presently in existence or arising hereafter, including any Liability incurred in connection with, arising out of, or related to the ownership or use of any of the Purchased Assets or the conduct of the Business on or prior to the Closing Date, except the Assumed Liabilities. All such Liabilities other than the Assumed Liabilities are referred to herein as the "EXCLUDED LIABILITIES" and shall be retained by and remain Liabilities of Ignition.

          Section 2.05. EMPLOYEE BENEFIT PLANS. There shall be no transfer of assets or Liabilities of the FRE Parties' respective Plans to Purchaser or to any Plan of Purchaser. Ignition

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and Freddie Mac shall remain liable for all, and Purchaser shall have no obligation or responsibility for any, Liabilities relating to (a) benefits under any Plan of Ignition or Freddie Mac, or under any multiemployer plan (as defined under section 4001(a)(3) of ERISA) to which Ignition, Freddie Mac or any member of the same controlled group (as defined under Code section 414(b) or (c)) that includes Ignition or Freddie Mac; (b) any Transferring Employee for any period prior to such Transferring Employee becoming an employee of Purchaser; and (c) any employee, consultant, officer, director or former employee of Ignition or Freddie Mac who is not a Transferring Employee.

          Section 2.06. PURCHASE PRICE. The aggregate consideration to be paid by Purchaser to Ignition in respect of the Acquisition and the consummation of the other transactions contemplated hereby shall be (a) $1,000 and (b) the assumption of the Assumed Liabilities (such consideration collectively, the "PURCHASE PRICE").

          Section 2.07. CLOSING. The closing of the Acquisition and the other transactions contemplated hereby (the "CLOSING") shall take place at the offices of Freddie Mac, 8200 Jones Branch Drive, McLean, Virginia, at a mutually acceptable time on the second business day after the date on which all of the conditions set forth in Article VII have been satisfied or waived, or at such other time or place as the Parties may agree (the "CLOSING DATE").

          Section 2.08. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in the manner required by the Code. In making such allocation, the Parties shall mutually agree on the fair market values. The Parties agree (a) to file in a timely manner U.S. Internal Revenue Service Form 8594 based on such fair market values, (b) that all Tax returns filed by the Parties shall be filed consistent with such allocation and (c) to take no position, unless otherwise required by applicable law, with respect to any Taxes inconsistent with such allocation.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                               OF THE FRE PARTIES

          Except as disclosed in the DISCLOSURE SCHEDULE, a copy of which is being delivered by the FRE Parties to Purchaser concurrently with the execution of this Agreement, each of Freddie Mac and Ignition hereby jointly and severally represents and warrants to Purchaser as follows:

          Section 3.01. ORGANIZATION. Ignition is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to carry on its business as it is presently being conducted. SCHEDULE 3.01 contains a list of each state in which Ignition is qualified to do business as a foreign corporation. Freddie Mac is a shareholder-owned, government-sponsored corporation organized under the laws of the United States pursuant to an Act of Congress of July 24, 1970 (Title III of the Emergency Home Finance Act of 1970, as amended, 12 U.S.C. ss.ss. 1451-1459), with full power and authority to conduct its businesS as it is presently being conducted.

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          Section 3.02. CORPORATE AUTHORIZATION. Each of the FRE Parties has
full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each of the FRE Parties of this Agreement has been duly authorized by all necessary corporate action on the part of such FRE Party. This Agreement has been duly executed and delivered by each of the FRE Parties and (assuming the due authorization, execution and delivery by Purchaser) constitutes the valid and binding obligation of each of the FRE Parties, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and to general principles of equity (regardless whether enforcement is in a proceeding in equity or at law).

          Section 3.03. NO CONFLICTS. Except as set forth on SCHEDULE 3.03, the execution, delivery and performance by each FRE Party of this Agreement, the consummation by each FRE Party of the transactions contemplated by this Agreement and the compliance by each FRE Party with its obligations under this Agreement do not and will not directly or indirectly (with or without notice, lapse of time or both):

          (a) conflict with, or result in the breach of, any provision of such FRE Party's constitutive documents or any resolution adopted by the board of directors or stockholders of such FRE Party;

          (b) violate any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Authority having jurisdiction over such FRE Party or any of its properties, assets or operations;

          (c) conflict with, violate, result in the material breach or termination of, constitute a material default under, or give rise to any right of termination or acceleration or right to increase the obligations or otherwise adversely modify the terms under, or require any consent, approval or waiver by any party under, any of the Assigned Contracts, other than consents, approvals and waivers that have been obtained on or before the Closing Date and those the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; or

          (d) result in the creation of any Lien (other than Permitted Liens or any Lien in favor of Purchaser) upon any of the Purchased Assets.

          Section 3.04. GOVERNMENTAL CONSENTS. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Authority is necessary or required in connection with the due authorization, execution and delivery of this Agreement by either FRE Party or the consummation by either FRE Party of the transactions contemplated by this Agreement.

          Section 3.05. LITIGATION; COMPLIANCE WITH LAWS. Except as set forth on
SCHEDULE 3.05, there are no actions, suits or proceedings pending or, to the Knowledge of the FRE Parties, threatened (a) against or affecting the Purchased Assets or (b) that would challenge, prevent, delay, or make illegal any of the transactions contemplated by this Agreement, in each case before any Governmental Authority other than any actions, suits or proceedings that,

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individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect. Each FRE Party is and at all times has been in compliance, in all material respects, with all material laws or regulations applicable to the operation of the Business or the ownership or use of the Purchased Assets. Neither FRE Party has received, and does not have Knowledge of the issuance of, any notice of violation or alleged violation of any such laws or regulations by any Governmental Authority applicable to the operation of the Business or the ownership or use of the Purchased Assets. Neither Ignition nor the Purchased Assets is subject to any outstanding judgment, order or decree of any Governmental Authority.

          Section 3.06. TITLE TO PERSONAL PROPERTY. Ignition has good and marketable title, free and clear of all title defects, options and Liens, to, or, in the case of leased Assigned Personal Property, a valid leasehold interest in, its Assigned Personal Property, other than Permitted Liens and such defects in title that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          Section 3.07. ASSIGNED CONTRACTS. An accurate and complete copy of each Assigned Contract has been furnished or made available to Purchaser. Each of the Assigned Contracts is valid, binding and enforceable in accordance with its terms as to Ignition and, to the Knowledge of the FRE Parties, as to the other parties thereto, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in an action in law or at equity). Except as set forth on SCHEDULE 3.07, there is no breach or default in any material respect under any of the Assigned Contracts either by Ignition or, to the Knowledge of the FRE Parties, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by Ignition or, to the Knowledge of the FRE Parties, any other party thereto. Except as set forth on SCHEDULE 3.07, Ignition has not received any written notice that any party to an Assigned Contract intends to cancel, terminate or amend any such Assigned Contract or to exercise or fail to exercise any options thereunder.

          Section 3.08. INTELLECTUAL PROPERTY. (a) To the Knowledge of the FRE Parties, the patent applications listed in SCHEDULE 2.01(B) are currently pending in the U.S. Patent Office.

          (b) To the Knowledge of the FRE Parties, there is no claim pending or threatened that any of the Assigned Software Code infringes the rights of a third party.

          (c) To the Knowledge of the FRE Parties, with the exception of the No Consent Contracts, as defined in SCHEDULE 2.02, and the Retained IP, none of the Excluded Assets is necessary to use, maintain, and license the versions of the material Ignition software products listed on SCHEDULE 2.01(B) that are used by Ignition on the Closing Date.

          (d) To the Knowledge of the FRE Parties, the FRE Parties own or license all of the Assigned Intellectual Property except for such elements that may be in the public domain or otherwise constitute open-source code, shareware code or other materials that may be available for use by the FRE Parties without a license or execution of a written agreement. The parties acknowledge that the foregoing representation is not a legal opinion as to title or the adequacy of the rights being transferred hereunder for any purpose. For example, the FRE Parties make no

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representation as to the scope of any claim that may be allowed based on the applications that constitute the Assigned Patents or whether any patents will issue based on such applications.

          Section 3.09. EMPLOYEES. (a) SCHEDULE 6.01(B) contains a complete and accurate list of all directors, officers and employees of Ignition that are Transferring Employees and the position, title and current remuneration (including salary and bonus) provided to each such employee as of the date indicated. None of such employees is represented by any labor organization and, to the Knowledge of the FRE Parties, there is no organizing activity involving such employees pending or threatened by any labor organization or group of such employees. Ignition is not a party to or otherwise subject to any collective bargaining agreement governing the wages, hours or terms of employment of Ignition.

          (b) Except as set forth on SCHEDULE 3.09(B), there are no pending claims and, to the Knowledge of the FRE Parties, no threatened claims by or on behalf of any of the Ignition Employees under any federal, state or local labor or employment laws or regulations. Except as set forth on SCHEDULE 3.09(B), the FRE Parties warrant that, to their Knowledge, since May 21, 2001 Ignition has complied with all applicable laws, rules and regulations related to their employment.

          Section 3.10. FINANCIAL STATEMENTS. The FRE Parties have delivered to Purchaser the following financial statements (the "FINANCIAL STATEMENTS"): (a) an unaudited balance sheet of Ignition as of December 31, 2002, and the related unaudited statements of income and cash flows for the fiscal year then ended, in each case certified by Ignition's chief financial officer as set forth on
SCHEDULE 3.10; and (b) an unaudited balance sheet of Ignition as of October 31, 2003 (the "INTERIM BALANCE SHEET") and the related unaudited statements of income and cash flows for the ten (10) months then ended, in each case certified by Ignition's chief financial officer as set forth on SCHEDULE 3.10. To the knowledge of the chief financial officer of Ignition, such Financial Statements are accurate in all material respects, have been prepared in accordance with Ignition's accounting practices, policies and procedures, and were derived from the accounting records of Ignition; PROVIDED that no FRE Party makes any representation and warranty that the Financial Statements have been wholly prepared in accordance with generally accepted accounting principles.

          Section 3.11. FINANCIAL BOOKS AND RECORDS. The books of account and other financial records of Ignition for the period related to the Financial Statements, all of which have been made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with Ignition's business practices.

          Section 3.12. TAXES. There are no Liens, except Permitted Liens, on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and the FRE Parties have no Knowledge of any basis for the assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

          Section 3.13. INSURANCE. SCHEDULE 3.13 contains a complete and accurate list (setting forth the applicable deductible amounts) of all insurance policies insuring Ignition or the Purchased Assets.

          Section 3.14. AUTHORIZATIONS. To the Knowledge of the FRE Parties,
SCHEDULE 3.14 contains a complete and accurate list of all Authorizations from Governmental Authorities that Ignition possesses as of the Closing Date that relate to the Purchased Assets or the Business.

          Section 3.15. LEASED REAL PROPERTY. To the Knowledge of the FRE Parties, the operations of Ignition on any real property subject to a lease agreement included among the Assigned Contracts do not violate any applicable building code, zoning requirement, pollution control ordinance or any statute applicable to such real property. Neither FRE Party has commenced, nor has either FRE Party received written notice of the commencement of, any proceeding that would affect the present zoning classification of such leased real property.

          Section 3.16. ACCOUNTS RECEIVABLE. SCHEDULE 3.16 provides a complete and accurate schedule of the accounts receivable of Ignition as of November 30, 2003, together with an accurate aging of these accounts. These accounts receivable arose from valid sales made or services performed in the ordinary course of business and to the Knowledge of the FRE Parties, at November 30, 2003, were collectible at their full amount and were not subject to any counterclaim or setoff except to the extent reserved against in the Interim Balance Sheet (which reserves are, to the Knowledge of the FRE Parties, adequate and calculated consistent with the past practices of Ignition).

          Section 3.17. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in SCHEDULE 3.17, since November 30, 2003, Ignition has conducted the Business only in a reasonable and prudent manner in accordance with past practices and there has been:

          (a) no change in the Accounts Receivable or accounts payable of Ignition other than changes incurred in the ordinary course of the Business in accordance with past practices, except with respect to those intercompany transfers from Freddie Mac to Ignition;

          (b) no cancellation, waiver, settlement or release of any claims, rights, causes of action or rights of set-off relating to any of the Purchased Assets, except with respect to those intercompany transfers from Freddie Mac to Ignition; and

          (c) no occurrence of a fact or condition that has had, or that would reasonably be expected to have, a Material Adverse Effect; PROVIDED that, notwithstanding the foregoing, it is understood by the Parties that since November 30, 2003, Ignition may have ceased to enter into new customer relationships;

          Section 3.18. NO BROKERS. No Person has acted directly or indirectly as a broker, finder or financial advisor for either FRE Party in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission as a result of the consummation of the transactions contemplated by this Agreement based on any agreement, arrangement or understanding made by or on behalf of either FRE Party.

          Section 3.19. WARRANTIES. There are no warranties applicable to products sold or licensed by Ignition except as included in the Assigned Contracts. There is no action, suit, proceeding or claim of any kind pending or, to the Knowledge of either FRE Party, threatened under any such warranty, expressed or implied.

          Section 3.20. FRAUDULENT TRANSFERS. The transactions contemplated by this Agreement are not intended to hinder, delay or defraud any entity to which either of the FRE Parties are or become, on or after the Closing Date, indebted. Each FRE Party (a) is solvent, and will remain solvent after giving effect to the transactions contemplated hereby, (b) is not, and after giving effect to the transactions contemplated hereby will not be, engaged in a business for which its remaining property constitutes or will constitute an unreasonably small capital; and (c) does not have or intend to incur, or have reason to believe that it will incur, Liabilities that are or after giving effect to the transactions contemplated hereby will be beyond its ability to pay as they become due in the ordinary course of business.

          Section 3.21. DISCLOSURE. To the Knowledge of the FRE Parties, no representation or warranty made by either FRE Party in this Agreement (including the Schedules related thereto) contains any untrue statement of a material fact or omits to state a material fact necessary to make any such representation or warranty, in light of the circumstances in which it was made, not misleading.

          Section 3.22. LIMITATION OF REPRESENTATIONS. Except for the representations and warranties contained in this Article III, (a) neither of the FRE Parties nor any other Person has made any representation or warranty, express or implied, at law or in equity, on behalf of either of the FRE Parties or any of their respective Representatives regarding Ignition, the Purchased Assets or the Business (or the value of any of them) or the transactions contemplated by this Agreement and (b) each of the FRE Parties hereby disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Purchaser, its Representatives or any other Person of any information, documentation or other materials, including any projections, budgets or estimates.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES ARE TRANSFERRED "AS IS," "WHERE IS" AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, VALUE, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE OR WARRANTY REGARDING THE USE OF ANY OF THE PURCHASED ASSETS, OR THAT THEIR AVAILABILITY WILL BE UNINTERRUPTED, THAT THEY WILL BE ERROR FREE OR THAT CERTAIN RESULTS MAY BE OBTAINED FROM THEIR USE, OR THAT THE PURCHASED ASSETS WILL CONFORM TO ANY DESCRIPTION THEREOF PROVIDED BY EITHER FRE PARTY.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to each of the FRE Parties as follows:

          Section 4.01. ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has full corporate power and authority to carry on its business as it is presently being conducted.

          Section 4.02. CORPORATE AUTHORIZATION. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the FRE Parties) constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and to general principles of equity (regardless whether enforcement is in a proceeding in equity or at law).

          Section 4.03. NO CONFLICTS. The execution, delivery and performance by Purchaser of this Agreement, the consummation by Purchaser of the transactions contemplated by this Agreement and the compliance by Purchaser with its obligations under this Agreement do not and will not directly or indirectly (with or without notice, lapse of time or both):

          (a) conflict with, or result in the breach of, any provision of Purchaser's constitutive documents or any resolution adopted by the board of directors or stockholders of Purchaser;

          (b) violate any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Authority having jurisdiction over Purchaser or any of its properties, assets or operations; or

          (c) conflict with, violate, result in the material breach or termination, constitute a material default under, or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms, or require any consent, approval or waiver by any party under, any agreement or instrument to which Purchaser is a party or by which its assets are bound, other than consents, approvals and waivers that have been obtained on or before the Closing Date and those the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

          Section 4.04. GOVERNMENTAL CONSENTS. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Authority is necessary or required in connection with the due authorization, execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement.

          Section 4.05. LITIGATION. There are no actions, suits or proceedings pending or, to the Knowledge of Purchaser, threatened that would challenge, prevent, delay or make illegal any of the transactions contemplated by this Agreement before any Governmental Authority other than any actions, suits or proceedings that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

          Section 4.06. NO BROKERS. No Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission as a result of the consummation of the transactions contemplated by this Agreement based on any agreement, arrangement or understanding made by or on behalf of Purchaser, other than SCM Capital Group LLC, the fees, commissions and expenses of which shall be paid by Purchaser.

          Section 4.07. TAX WITHHOLDING. Purchaser will not withhold Tax from or in respect of any sum payable by Purchaser under this Agreement.

          Section 4.08. ACKNOWLEDGEMENT OF LIMITATION OF WARRANTIES. Purchaser is experienced and sophisticated with respect to the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. In entering into this Agreement, Purchaser is not relying on the accuracy or completeness of any information or materials provided (whether in writing or orally) by or on behalf of either of the FRE Parties or any of their respective Representatives, except for the information and statements contained in this Agreement (including the Schedules and Exhibits hereto). Without limiting the generality of the foregoing, Purchaser acknowledges that, except to the extent expressly set forth in Article III of this Agreement, no representation or warranty has been made by or on behalf of either of the FRE Parties or any of their respective Representatives with respect to any information, documents or material provided or made available by either of the FRE Parties or any of their respective Representatives to Purchaser or any of its Representatives relating to Ignition, the Purchased Assets or the Business, including any projections, estimates or budgets.

                                   ARTICLE V

                     COVENANTS AND AGREEMENTS OF THE PARTIES

          Section 5.01. COMMERCIALLY REASONABLE EFFORTS; FURTHER ASSURANCES. Each of the Parties shall take or cause to be taken all actions and shall do or cause to be done all things necessary under such Party's constitutive documents, applicable law and regulations and under the Assigned Contracts to consummate and make effective the transactions contemplated by this Agreement, and none of the Parties shall take any action to hinder or prevent the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, each Party shall use its commercially reasonable efforts to obtain all Authorizations necessary to permit the consummation of the transactions contemplated by this Agreement.

          Section 5.02. CONSENTS FOR ASSIGNED CONTRACTS. (a) The FRE Parties shall give notice to any third party, and the FRE Parties shall use their commercially reasonable efforts to obtain the consent of any third party that is required to assign or transfer to Purchaser, in accordance with the terms of this Agreement, any Assigned Contract and any claim, right or benefit arising thereunder or resulting therefrom. If a FRE Party is unable to obtain any such consent after using commercially reasonable efforts to do so, such Assigned Contract shall be excluded from the Purchased Assets being conveyed to Purchaser hereunder, shall be deemed an Excluded Asset for purposes of this Agreement and shall be set forth on SCHEDULE 5.02(A); PROVIDED, HOWEVER, that from the Closing Date until January 31, 2004, the FRE Parties shall use their commercially reasonable efforts to assist Purchaser in obtaining the consent to assignment or transfer of any such Contract and, if such consent is obtained, such Contract shall thereafter be deemed to be an Assigned Contract and a Purchased Asset. Nothing in this Agreement shall be construed as an attempt to assign any Contract that is by its terms non-assignable without the consent of the other party thereto, unless and until such consent has been obtained.

          (b) Freddie Mac expressly consents to the assignment to Purchaser of the Freddie Mac Agreements. Freddie Mac agrees that (i) the Acquisition will not constitute (A) a "Trigger Event" under the Source Code License Agreement effective May 21, 2001 between Ignition and Freddie Mac, (B) an event of default under the Pipeline Tools Software License and Services Agreement, effective November 1, 2001, between Ignition and Freddie Mac (the "PIPELINE TOOLS AGREEMENT") or (C) an event of default, "Structure Change" or other adverse event under the LockPoint Xtra Software License and Services Agreement, effective January 1, 2003, between Ignition and Freddie Mac (the "LPX AGREEMENT") and (ii) it will not require Purchaser to procure insurance with respect to its performance under the FRE Agreements in type or amounts exceeding the requirements set forth in Section 10(c) of the LPX Agreement (the "INSURANCE") and Purchaser shall have forty-five (45) days from the Closing to obtain the Insurance, PROVIDED that, with respect to clauses (i) and (ii) of this Section 5.02(b), Purchaser shall use its commercially reasonable efforts to procure the Insurance within such period. The Parties agree that on or as promptly as practicable after the Closing Date, Section 9(c) of the Pipeline Tools Agreement shall be amended to provide that Purchaser shall be required to procure the Insurance.

          Section 5.03. PUBLIC ANNOUNCEMENTS. (a) Except as required by applicable law or regulation, any Governmental Authority in connection with a proceeding, or briefings with or before the United States Congress (or any committee or subcommittee thereof) or any other Governmental Authority, neither of the FRE Parties or any of their respective Affiliates shall, without the prior written consent of Purchaser, nor Purchaser or its Affiliates shall, without the prior written consent of Freddie Mac, in each case which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. Prior to making any public disclosure required by applicable law, the disclosing party shall consult with the other Parties, to the extent feasible, as to the content and timing of such public announcement or press release.

          (b) Notwithstanding anything to the contrary, the Parties (including their respective Representatives) may disclose to any and all Persons, without limitation of any kind, the "tax treatment" and "tax structure" of the transaction (as defined under Treasury Regulation ss.ss.1.6011-4 and 301.6112-1) and all materials of any kind (including opinions or other federal income Tax analyses) that are provided to the Parties relating to such tax treatment or tax structure, other than information the disclosure of which would violate applicable securities laws.

                                   ARTICLE VI

                      EMPLOYEE MATTERS; TRANSITION SERVICES

          Section 6.01. EMPLOYEE MATTERS. (a) Ignition shall, on or before the Closing Date, terminate all Ignition Employees (as defined below) and their participation in any employee benefit plans of any FRE Party. Except as set forth in this Section 6.01, the FRE Parties shall be solely responsible for any Liabilities arising from any act, omission, contractual obligation or other legal obligation alleged by any current or former Ignition Employee to arise out of his or her employment with, or termination from, Ignition.

          (b) Purchaser shall offer to employ those Ignition Employees identified on SCHEDULE 6.01(B) and may (but shall not be obligated to) offer employment, effective as of the Closing, to any and all non-salaried and salaried employees of Ignition (but not of Freddie Mac) in active employment at the Closing (the "IGNITION EMPLOYEES").

          The names and the material terms of the employment (including the facility where employed and the original hire date) of all Transferring Employees (as defined below) are set forth on SCHEDULE 6.01(B). Each of the FRE Parties shall cooperate with Purchaser in communicating any offers of employment to such Ignition Employees and in no case will either of the FRE Parties interfere with the hiring of any such Ignition Employees.

          (c) Each of the FRE Parties waives as of the Closing Date any noncompetition restriction to which any Ignition Employee may be subject only to the extent that it would prevent any such Ignition Employee from accepting Purchaser's offer of employment as provided herein.

          (d) As soon as practicable after the Closing, and subject to compliance with all applicable laws and regulations, Purchaser will use its commercially reasonable efforts to permit all Ignition Employees to whom offers of employment are made and who accept such offers and commence employment with Purchaser or its subsidiaries effective as of the Closing Date (collectively, the "TRANSFERRING EMPLOYEES") to participate in the Plans of Purchaser or its subsidiaries that are designated by Purchaser (the "PURCHASER PLANS") as applicable to the Transferring Employees at the level of participation designated by Purchaser, which designations of the Purchaser Plans and level of participation shall be made by Purchaser in its discretion based on the criteria Purchaser would apply to similarly-situated employees of Purchaser or its subsidiaries and otherwise in accordance with this Section 6.01(d). Purchaser shall, or shall cause the applicable subsidiary to: (i) give credit to Transferring Employees for purposes of eligibility to participate and vesting (but not necessarily for benefit accrual purposes) in the Purchaser Plans for all service by Transferring Employees with the FRE Parties prior to the Closing, to the extent such service was taken into account for each such purpose by the FRE Parties under the corresponding FRE Party Plan in which such Transferring Employee was an active participant immediately prior to the Closing; (ii) waive any exclusions for pre-existing conditions under the Purchaser Plans that are group health plans to the extent required by the

Health Insurance Portability and Accountability Act; (iii) waive any waiting period under each Purchaser Plan to the extent that such period exceeds the corresponding waiting period under the corresponding FRE Party Plan in which such Transferring Employee was an active participant immediately prior to the Closing (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and (iv) to the extent permitted by the insurance company providing health coverage under the applicable Purchaser Plan, provide such Transferring Employee with credit under any group health plan for any deductibles paid by such Transferring Employee prior to the Closing (to the same extent such credit was given under the applicable FRE Party Plan in which he or she participated prior to the Closing for the coverage period under the Purchaser Plan in which he or she is hired by Purchaser) and PROVIDED that the FRE Parties provide a listing of such deductibles as promptly as practicable after Purchaser hires such Transferring Employee) in satisfying any applicable deductible requirements under each Purchaser Plan for the Plan year that includes such transfer; PROVIDED that the foregoing shall not apply to the extent it would result in duplication of benefits.

          (e) Effective as of the Closing, all Transferring Employees shall cease to be covered by the welfare plans maintained by or for the benefit of employees of either of the FRE Parties, including plans, programs, policies and arrangements that provide medical and dental coverage, life and accident insurance, disability coverage and vacation and severance pay (collectively, "WELFARE PLANS"), except to the extent otherwise provided in the applicable Welfare Plan or required by applicable law. The respective FRE Party shall retain responsibility for all Welfare Plan claims incurred by Transferring Employees (i) under any medical, dental or health plans for treatment or service rendered prior to the Closing; (ii) under any life insurance plans with respect to deaths occurring prior to the Closing; and (iii) any other payments or benefits due and payable but not paid on or prior to the Closing under any other Welfare Plans. For purposes of this paragraph, a claim shall be deemed to have been incurred on the date on which medical or other treatment was rendered and not the date of the inception of a related illness or injury or the date of submission of a claim therefor.

          (f) The Assumed Liabilities shall include Liabilities to those Transferring Employees set forth on SCHEDULE 6.01(F) (the "TEMPORARY EMPLOYEES") pursuant to any contract or agreement between such Temporary Employee and a FRE Party that provides for severance or other similar payments; PROVIDED that Liability for such payments shall not be deemed an Assumed Liability unless and until the FRE Parties provide to Purchaser immediately available funds in the amount of such payments within ten (10) business days of the FRE Parties' receipt of notice from Purchaser that such a payment has become due and payable. Purchaser shall pay, or shall cause its subsidiary to pay, severance equivalent to (i) two weeks' pay for each year or fraction thereof of continuous service to any of the Transferring Employees set forth on SCHEDULE 6.01(F)(I) and (y) one month pay for each year or fraction thereof of continuous service to any of the Transferring Employees set forth on SCHEDULE 6.01(F)(II), in each case for any such Transferring Employee whose employment Purchaser or its subsidiary terminates prior to June 30, 2004, PROVIDED that no such severance shall be due to any Transferring Employee who resigns or whose employment is terminated as a result of poor work performance, misconduct, insubordination, neglect of job duties or responsibilities, violation of applicable workplace rules or policies or other similar "for cause" reasons. Except as set forth on SCHEDULE 6.01(F)(III), Purchaser agrees that prior to any severance or other similar payments being paid to any Transferring Employee, it shall have received a release in the form of EXHIBIT F executed by such Transferring Employee. The Assumed Liabilities shall include Liabilities to those Transferring Employees set forth on SCHEDULE 6.01(F)(III) pursuant to any contract or agreement between such Transferring Employee and a FRE Party that provides for retention or other similar payments; PROVIDED that Liability for such payments shall not be deemed an Assumed Liability unless and until the FRE Parties provide to Purchaser immediately available funds in the amount of such payments within ten (10) business days of the FRE Parties' receipt of notice from Purchaser that such a payment has become due and payable. Any amounts provided by the FRE Parties to Purchaser pursuant to this Section 6.01(f) shall be transmitted on a gross basis (inclusive of Purchaser's employment tax liability with respect to such payments) and Purchaser shall make the appropriate Tax withholding from such amounts.

          Section 6.02. TRANSITION SERVICES. (a) From the Closing Date until April 1, 2004, Purchaser shall provide designated office space to the individuals listed on SCHEDULE 6.02 in addition to permitting access to all common areas available to Purchaser in such office facility. Purchaser shall provide the following services: (a) telephone, DSL and fax connectivity through Purchaser and associated technical support by way of providing one analog line for a fax machine for use by all of such individuals and one digital line for phone for each of such individuals; (b) basic hardware-related computer and technical support; and (c) permitted access to a Bloomberg T-1 line, in each case in a manner not to disrupt the business of Purchaser and not to exceed the levels provided to such individuals by Ignition prior to the Closing Date.

          (b) Until the earlier of (i) such time as the Master Commercial Agreement between Tuttle Risk Management Services Inc. and Tuttle Decisions Systems Inc., dated as of May 21, 2001, as amended (the "TRMS AGREEMENT"), is assigned to Purchaser and (ii) the termination of the TRMS Agreement by either party thereto pursuant to its terms, Purchaser agrees that Purchaser shall provide services on behalf of Ignition to Tuttle Risk Management Services Inc. as if the TRMS Agreement had been assigned to, and assumed by, Purchaser at no expense to either FRE Party; PROVIDED that as long as Purchaser is providing such services, all payments under the TRMS Agreement shall be made directly to Purchaser or shall be remitted by the FRE Parties to Purchaser when received by the FRE Parties.

                                  ARTICLE VII

                  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

          Section 7.01. CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligation of Purchaser to complete the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of all of the following conditions (subject to the right of Purchaser to waive any such condition by notice to the FRE Parties in writing):

          (a) CORPORATE APPROVALS. This Agreement and the transactions contemplated hereby shall have been approved by the board of directors of Purchaser.

          (b) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of each of the FRE Parties set forth in Article III that are qualified as to materiality shall have been true and correct in all respects, and those that are not so qualified shall have been true and correct in all material respects, on and as of the date hereof and as of the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date). Each of the FRE Parties shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed by it at or prior to the Closing. Each of the FRE Parties shall have delivered to Purchaser at the Closing a certificate in form and substance reasonably satisfactory to Purchaser dated the Closing Date and signed by an officer of such FRE Party to the effect that the conditions set forth in this Section 7.01(b) have been satisfied.

          (c) COMPLIANCE WITH LAWS; NO ADVERSE ACTION OR DECISION. There shall not be in effect any law, order, writ, injunction, decree, award, statute, rule or regulation entered by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement. No Governmental Authority shall have instituted any suit or proceeding that seeks to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or that affect adversely the right of Purchaser to own the Purchased Assets.

          (d) CONSENTS. All Authorizations from any Governmental Authority necessary to the operation of the Business or required for or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been obtained or made, other than those the failure of which to receive or obtain would not reasonably be expected to have a Material Adverse Effect.

          (e) NO MATERIAL ADVERSE EFFECT. There shall not exist any fact or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

          (f) CASH PAYMENT. In consideration for performing services and otherwise satisfying its obligations under the Assigned Contracts identified as Customer Agreements on Schedule 2.01(c), Purchaser shall have received from the FRE Parties $1,000,000 by wire transfer in immediately available funds, to an account designated at least two (2) business days before the Closing in writing by Purchaser.

          Section 7.02. CONDITIONS TO THE OBLIGATION OF THE FRE PARTIES. The obligation of the FRE Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions (subject to the right of each FRE Party to waive any such condition by notice to Purchaser in writing):

          (a) CORPORATE APPROVALS. This Agreement and the transactions contemplated hereby shall have been approved by the respective board of directors of each FRE Party.

          (b) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Purchaser set forth in Article IV that are qualified as to materiality shall have been true and correct in all respects, and those that are not so qualified shall have been true and correct in all material respects, on and as of the date hereof and as of the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date). Purchaser shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required by it to be performed at or prior to the Closing. Purchaser shall have delivered to the FRE Parties at the Closing a certificate in form and substance reasonably satisfactory to the FRE Parties dated the Closing Date and signed by an officer of Purchaser to the effect that the conditions set forth in this Section 7.02(b) have been satisfied.

          (c) COMPLIANCE WITH LAWS; NO ADVERSE ACTION OR DECISION. There shall not be in effect any law, order, writ, injunction, decree, award, statute, rule or regulation entered by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement. No Governmental Authority shall have instituted any suit or proceeding that seeks to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.

          (d) CONSENTS. All Authorizations from any Governmental Authority required for or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been obtained or made, other than those the failure of which to receive or obtain would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                                  ARTICLE VIII

                                     CLOSING

          Section 8.01. DELIVERIES BY THE FRE PARTIES TO PURCHASER. At the Closing, the FRE Parties shall deliver, or shall cause to be delivered, to Purchaser the following:

          (a)  The Bill of Sale, duly executed by Ignition;

          (b) The Assignment and Assumption Agreement, Copyright Assignment, Domain Name Assignment, Patent Application Assignment and Trademark Assignment, duly executed by Ignition;

          (c) All other documents or instruments of sale, assignment, transfer or conveyance reasonably requested by Purchaser to evidence the conveyance by Ignition of the Purchased Assets;

          (d) Payment of an amount (the "CHASE AMOUNT") equal to $776,950.38, relating to the amount prepaid by Chase Manhattan Mortgage Co. to Ignition pursuant to the LockPoint Xtra License and Services Agreement, dated as of September 14, 2001, as amended by Amendment No. 1 dated December 31, 2001 and Amendment No. 2 dated December 4, 2002, with certain adjustments as set forth in
SCHEDULE 8.01(D);

          (e) Payment of $1,000,000 by wire transfer in immediately available funds, to an account designated at least two (2) business days before the Closing in writing by Purchaser, in consideration for performing services and otherwise satisfying its obligations under the Assigned Contracts identified as Customer Agreements on Schedule 2.01(c);

          (f) Certified resolutions of each FRE Party's board of directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby;

          (g) Certified resolutions of Ignition's sole stockholder approving the sale of the Purchased Assets on the terms subject to the conditions set forth in this Agreement;

          (h) An opinion letter of Cleary, Gottlieb, Steen & Hamilton, outside counsel to Freddie Mac, dated as of the Closing Date, in the form of EXHIBIT G; and

          (i) Complete machine-readable copies of each of the Ignition production code products listed in Schedule 2.01(b) under the heading "Assigned Software Code" in both source and object form, the former including all embedded comments.

          Section 8.02. DELIVERIES BY PURCHASER TO THE FRE PARTIES. At the Closing, Purchaser shall deliver, or shall cause to be delivered, to the FRE Parties the following:

          (a) $1000, by certified check or by wire transfer in immediately available funds to an account designated in writing by Ignition at least two business days before the Closing;

          (b) The Assignment and Assumption Agreement, Copyright Assignment, Domain Name Assignment, Patent Application Assignment and Trademark Assignment, duly executed by Purchaser;

          (c) All other documents or instruments of sale, assignment, transfer or conveyance reasonably requested by the FRE Parties to evidence the assumption by Purchaser of the Assumed Liabilities;

          (d) Certified resolutions of Purchaser's board of directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and

          (e) An opinion letter of Stoel Rives LLP, outside counsel to Purchaser, dated as of the Closing Date, in the form of EXHIBIT H.

On the Closing Date, each Party shall deliver to the other Parties on the Closing Date such other documents, certificates, schedules, agreements and instruments explicitly called for by this Agreement.

                                   ARTICLE IX

                             [INTENTIONALLY OMITTED]

                                   ARTICLE X

                            SURVIVAL; INDEMNIFICATION

          Section 10.01. FEES AND EXPENSES. Whether or not the Closing occurs, except as otherwise expressly provided in this Agreement, each of the Parties shall bear its own costs and expenses (including fees and disbursements of its counsel, accountants, financial advisors and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement. Purchaser is obligated to and will pay SCM Capital Group LLC for its services.

          Section 10.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each representation or warranty in this Agreement or in the Schedules, certificates or ancillary agreements delivered pursuant to this Agreement shall survive the Closing for a period of twelve (12) months. Subject to Section 10.07, any claim for indemnification under this Article X arising out of the inaccuracy or breach of any representation or warranty must be made prior to the termination of the applicable survival period; PROVIDED that with respect to any matter as to which a claim is made pursuant to this Article X, the indemnification rights provided for hereby will remain in effect until the matter is finally resolved and all required indemnification payments have been made with respect thereto; and PROVIDED FURTHER that with respect to any claim made within the claims period set forth above, this Article X shall survive and remain in full force and effect.

          Section 10.03. INDEMNIFICATION. (a) Each of the FRE Parties, jointly and severally, agrees to indemnify and hold harmless Purchaser and each of its Representatives (collectively, the "INDEMNIFIED PURCHASER PARTIES") from and against any and all losses, penalties, judgments, suits, costs, claims, damages or liabilities or other expenses (less any proceeds of any insurance collected by such Party but including reasonable attorneys' fees and disbursements) (collectively, "LOSSES") that may be asserted against or suffered by any of the Indemnified Purchaser Parties arising out of, in connection with or based upon
(i) the breach of any representation or warranty made by either of the FRE Parties in this Agreement; (ii) the breach of any agreement or covenant made by either of the FRE Parties in this Agreement, the Assignment and Assumption Agreement, the Copyright Assignment, the Domain Name Assignment, the Patent Application Assignment or the Trademark Assignment, or (iii) any claim made against Purchaser with respect to any Excluded Asset or any Excluded Liability.

          Subject to Section 10.07 and notwithstanding any provision to the contrary, the FRE Parties shall have no liability with respect to claims under this Section 10.03(a) unless the total of all Losses with respect to such matters exceeds $100,000 (the "INDEMNIFICATION BASKET") and then only for the amount of the excess of the Losses over such amount and the FRE Parties together shall have no liability (for indemnification or otherwise) for any Losses that exceed $1,000,000 (the "INDEMNIFICATION CAP"); PROVIDED, HOWEVER, that the Indemnification Basket and the Indemnification Cap shall not apply to claims under this Section 10.03(a) relating to or arising from any Excluded Asset or any Liabilities of either FRE Party other than the Assumed Liabilities.

          (b) Purchaser agrees to indemnify and hold harmless each FRE Party and each of its Representatives (collectively, the "INDEMNIFIED FRE PARTIES") from and against any and all Losses asserted against or suffered by any of the Indemnified FRE Parties arising out of, in connection with or based upon (i) the breach of any representation or warranty made by Purchaser in this Agreement;
(ii) the breach of any agreement or covenant made by Purchaser in this Agreement, the Assignment and Assumption Agreement, the Copyright Assignment, the

Domain Name Assignment, the Patent Application Assignment or the Trademark Assignment, or (iii) any claims against either of the Indemnified FRE Parties subsequent to the Closing with respect to any Assumed Liability.

            Subject to Section 10.07 and notwithstanding any provision to the contrary, Purchaser shall have no liability with respect to claims under this
Section 10.03(b) unless the total of all Losses with respect to such matters exceeds the Indemnification Basket and then only for the amount of the excess of the Losses over such amount and Purchaser shall have no liability (for indemnification or otherwise) for any Losses that exceed the Indemnification Cap; PROVIDED, HOWEVER, that the Indemnification Basket and the Indemnification Cap shall not apply to claims under this Section 10.03(b) relating to or arising from any Purchased Asset or any Assumed Liability after the Closing.

            (c)   The Party making a claim for indemnification under this
Article X is, for the purposes of this Agreement, referred to as the "INDEMNIFIED PARTY" and the Party against whom such claims are asserted under this Article X is, for the purposes of this Agreement, referred to as the "INDEMNIFYING PARTY". All claims by any Indemnified Party under this Article X shall be asserted and resolved as follows:

            (i) In the event that (A) any claim, demand or proceeding is asserted or instituted by any party other than the Parties and their Affiliates which could give rise to Losses for which an Indemnifying Party would be liable to an Indemnified Party hereunder (such claim, demand or proceeding, a "THIRD PARTY CLAIM") or (B) any Indemnified Party hereunder shall have a claim to be indemnified by any Indemnifying Party hereunder which does not involve a Third Party Claim (such claim, a "DIRECT CLAIM"), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such claim or demand and the amount or estimated amount (which estimate shall not be conclusive of the final amount of such claim and demand) (a "CLAIM NOTICE"); PROVIDED, HOWEVER, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced.

            (ii) In the event of a Third Party Claim, the Indemnifying Party may, and upon request of the Indemnified Party shall, retain counsel of its choice, reasonably acceptable to the Indemnified Party, to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim or demand and shall pay the reasonable fees and disbursements of such counsel with regard thereto. In the event that an Indemnifying Party shall retain such counsel, an Indemnified Party shall have the right to retain its own counsel but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (B) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one such firm for all such Indemnified

      Parties. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends, or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the Third Party Claim or demand, or any cross-complaint against any Person. No claim or demand may be settled without the consent of the Indemnifying Party, which consent will not be unreasonably withheld. Unless the Indemnifying Party shall have agreed in writing that any and all Losses to the Indemnified Party related to a claim or demand are fully covered by the indemnities provided herein, no such claim or demand may be settled without the consent of the Indemnified Party, which consent will not be unreasonably withheld.

            (iii) In the event of a Direct Claim, unless the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of a Claim Notice that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party promptly; PROVIDED, HOWEVER, that if a final, non-appealable judicial determination is made that an Indemnified Party is not entitled to any such payment, it shall promptly repay the appropriate amounts to the Indemnifying Party.

            Section 10.04. CERTAIN TAX MATTERS.

            (a) TAXES. As between the FRE Parties, on the one hand, and Purchaser, on the other hand, (i) the FRE Parties shall be responsible for and shall pay, and shall indemnify and hold harmless Purchaser and its Affiliates against, all Taxes of Ignition or applicable to the Business or Purchased Assets to the extent attributable to taxable years or periods (or portions thereof) ending on or prior to the Closing Date and (ii) Purchaser shall be responsible for and shall pay, and shall indemnify and hold harmless the FRE Parties and their respective Affiliates against, all Taxes of Purchaser applicable to the Business or the Purchased Assets to the extent attributable to taxable years or periods (or portions thereof) ending after the Closing Date. Each of the FRE Parties and Purchaser shall be responsible for its own income and franchise taxes, if any, arising from the transactions contemplated by this Agreement.

            (b) TRANSFER TAX. Purchaser shall pay directly, or reimburse the FRE Parties promptly upon demand and proof of payment for, any material Transfer Taxes that may be imposed upon or payable or collectible or incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the Acquisition.

            SECTION 10.05. LIMITATION OF LIABILITY. IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY TO ANOTHER PARTY OR ANY OTHER PERSON ENTITLED TO MAKE A CLAIM UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING SUCH DAMAGES FOR LOST PROFITS OR REVENUES, INJURY TO PROPERTY OR REPUTATION, LOSS OF DATA, LOSS OF USE OR CLAIMS OF THIRD PARTIES), ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR THE SUBJECT MATTER HEREOF, REGARDLESS OF THE FORM OF ACTION, WHETHER BASED ON STATUTE OR

ARISING IN CONTRACT, INDEMNITY, WARRANTY, STRICT LIABILITY OR TORT (INCLUDING NEGLIGENCE), AND REGARDLESS OF WHETHER SUCH PARTY HAS REASON TO KNOW OR IN FACT KNOWS OF THE POSSIBILITY OF SUCH DAMAGES.

            Section 10.06. TREATMENT OF CLAIMS FOR INDEMNITY. The Parties agree that any payment under Section 10.03 shall be treated by the Parties as an adjustment to the Purchase Price.

            Section 10.07. EXCLUSIVE REMEDY. The provisions of this Article X shall constitute the sole and exclusive remedy of Purchaser, on the one hand, and the FRE Parties, on the other, for any Losses suffered by either of them on account of any breach by the other of any representation, warranty, agreement or covenant set forth in this Agreement, except with respect to claims made within 24 months following the Closing Date based on the gross negligence or willful breach of such Party, which claims shall not be subject to the limitations set forth in Sections 10.02 and 10.03.

                                   ARTICLE XI

                          INTELLECTUAL PROPERTY MATTERS

      Upon Closing, the Parties agree that the following licenses, assignments and covenants respecting intellectual property rights shall become effective and binding on each of the respective Parties:

            Section 11.01. LICENSE TO FREDDIE MAC. The Parties acknowledge that, pursuant to Section 2.01(c) hereto and the Assignment and Assumption Agreement attached hereto as Exhibit A, at the Closing, Ignition will assign to Purchaser and Purchaser will accept, among other things, subject to Section 11.02 hereto, all of Ignition's rights and obligations under the Freddie Mac Agreements. For the avoidance of doubt, Freddie Mac hereby consents to the assignment by Ignition of the Freddie Mac Agreements to Purchaser to the extent such consent is required under such agreements. Without limiting Purchaser's obligations as assignee to the Freddie Mac Agreements or Freddie Mac's rights under the Freddie Mac Agreements,

Purchaser hereby grants to Freddie Mac and Freddie Mac's Affiliates, effective as of the Closing Date, a perpetual, non-exclusive, sublicensable, royalty-free, fully paid-up, worldwide right and license to make, sell, offer for sale, import and use (including, without limitation, the right to copy, modify, distribute, display, enhance, and create derivative works from) any product, process or service, including any software offerings and related maintenance, monitoring and support functions, under any and all (i) Assigned Patents listed in Schedule 2.01(b), and (ii) copyrights and other intellectual property rights in any data structures, user interfaces software or system design, and software or system architecture included in the Assigned Copyrights, including the "look and feel" of the foregoing items, provided that nothing herein shall be deemed to grant Freddie Mac the right to (a) use source code for the Assigned Software Code that was not previously incorporated into a materially different Freddie Mac product; or (b) sublicense any of the foregoing rights to any third party for use independent of any product or service owned or licensed by Freddie Mac.

Subject to the provisions of the Global Mutual Confidentiality Agreement effective May 21, 2001 between Ignition and Freddie Mac ("Global Confidentiality Agreement"), each Party agrees to maintain the confidentiality of the Assigned Intellectual Property to the extent that the Assigned Intellectual Property constitutes Confidential Information as defined in the Global Mutual Confidentiality Agreement.

Notwithstanding anything to the contrary herein or in the Global Confidentiality Agreement, Freddie Mac may use for any purpose any information retained in the unaided memory of its employees who have had access to IMTS Information (as defined in the Global Confidentiality Agreement) or other proprietary information, software or technology of Ignition, provided, however, that the foregoing right does not represent a license to use any patent, copyright, or trademark right of Ignition. An employee's memory shall be deemed unaided if the employee has not intentionally memorized the confidential or proprietary information of the other Party for the purpose of subsequently using it. The foregoing shall not be deemed to authorize Freddie Mac to disclose to third parties the pricing, business, technical and strategic business plans of Purchaser.

Notwithstanding anything to the contrary herein or in the Global Confidentiality Agreement, Purchaser may use for any purpose any information retained in the unaided memory of its employees who have had access to Freddie Mac Information (as defined in the Global Confidentiality Agreement) or other proprietary information, software or technology of Freddie Mac, provided that the preceding provisions of this sentence (i) shall not apply to any Freddie Mac Information that is the subject of Sections 3(a)(i) or 3(a)(iii) of the Global Confidentiality Agreement, except to the extent that such information is embedded in the Assigned Software Code in which case it will be used only in connection with the use and modification of such code and in creating derivatives thereof; and (ii) does not represent a license to use any patent, copyright, or trademark right of Freddie Mac or its Affiliates. An employee's memory shall be deemed unaided if the employee has not intentionally memorized the confidential or proprietary information of the other Party for the purpose of subsequently using it. The foregoing shall not be deemed to authorize Purchaser to disclose to third parties the pricing, business, technical and strategic business plans of Freddie Mac.

            Section 11.02. LICENSE TO PURCHASER. Except for the assignment of the Assigned Intellectual Property pursuant to Section 2.01(b) and subject to the licenses expressly set forth herein, the Parties acknowledge that Freddie Mac and its Affiliates retain title to all other intellectual property rights that they possessed prior to the date hereof, including without limitation (i) any intellectual property rights in any Freddie Mac Information that is the subject of Sections 3(a)(i) or 3(a)(iii) of the Global Confidentiality Agreement; (ii) any pre-existing copyrightable material owned by Freddie Mac that is embedded in the Assigned Software Code; and (iii) any other ideas, concepts and know-how used in the Business, including without limitation that which is incorporated or reflected in the Assigned Software Code ("RETAINED IP"). Ignition hereby assigns to Freddie Mac all right, title and interest in and to the Retained IP effective as of the date hereof. Subject to and without limiting Purchaser's obligations as assignee under the Freddie Mac Agreements (except as set forth in the following sentence), Freddie Mac hereby grants to Purchaser, effective as of the Closing Date, a perpetual, non-exclusive, royalty-free, fully paid-up, worldwide right and license to use (including, without limitation, the right to copy, modify, enhance, distribute, display and create derivative works from) the Retained IP to the extent incorporated into the software products listed on Schedule 2.01(b) (the "RETAINED IP LICENSE"), subject to the requirement to keep Freddie Mac Information that is the subject of Sections 3(a)(i) or 3(a)(iii) of the Global Confidentiality Agreement confidential in accordance with the provisions of the Global Confidentiality Agreement. For purposes of clarity, the parties hereby confirm that Purchaser will have the right to use Retained IP to the extent permitted in the immediately preceding sentence (and subject to the confidentiality provisions set forth in such sentence), even if such Retained IP constitutes Freddie Mac Information under the Global Confidentiality Agreement and such use would otherwise be prohibited by the terms of the Global Confidentiality Agreement.

The Retained IP License shall be non-transferable and non-sublicenseable, provided, however, that Purchaser shall have the right to (i) sublicense such rights to its customers to the extent necessary to operate the Business, provided that for the purpose of this sentence and Section 11.03(b) the Business shall include future product offerings; and (ii) transfer or assign such rights to any subsequent purchaser of substantially all of the Purchased Assets. In the event of a corporate transaction involving a change of control, merger, acquisition or statutory combination to which Purchaser is a party, the surviving entity shall be entitled to use the Retained IP in the same manner as the Purchaser under the Retained IP License.

            Section 11.03. USE OF TRADEMARKS. (a) USE OF FREDDIE MAC TRADEMARKS. The Parties acknowledge that, prior to the date hereof and in addition to the Assigned Trademarks, Ignition may from time to time have used certain trademarks owned by or exclusively licensed to Freddie Mac or Freddie Mac's Affiliates ("FREDDIE MAC TRADEMARKS") with or without any written license agreement providing for such use. The Parties acknowledge that no rights in the Freddie Mac Trademarks are being transferred to Purchaser hereunder and, as of the date hereof, Purchaser shall have no right to further use any Freddie Mac Trademarks. Notwithstanding the foregoing, to the extent that any of the Purchased Assets that Purchaser acquires hereunder at the Closing display or contain any Freddie Mac Trademarks, Purchaser hereby covenants that, within thirty (30) days from the Closing Date, it will modify any such Purchased Assets so that they no longer display or contain any Freddie Mac Trademarks and during such thirty day period, Purchaser shall use its best reasonable efforts to include a disclaimer on all such Purchased Assets acceptable to Freddie Mac that provides notice that the products and services including the Freddie Mac Trademarks are no longer affiliated with Freddie Mac or any of Freddie Mac's Affiliates. The Parties further acknowledge that any past, present or future use of the Freddie Mac Trademarks will inure to the sole and exclusive benefit of Freddie Mac (and the Freddie Mac Affiliates).

            (b) USE OF IGNITION TRADEMARKS. Ignition also may have certain rights, including "common law" trademark rights, in the IGNITION, IGNITION MORTGAGE TECHNOLOGY SOLUTIONS, IMTS, or other similar brands or names ("IGNITION TRADEMARKS"). As between Purchaser and Freddie Mac, Purchaser shall have the exclusive right to use the Ignition Trademarks after the Closing in connection with the Business (as defined in Section 11.02 above); provided Freddie Mac and Freddie Mac's Affiliates may continue to use the Ignition Trademarks as part of the business name of any entity existing as of the Closing and for related purposes. The parties agree that the Ignition Trademarks (and all associated goodwill) will be assigned to Purchaser for $1.00 once Freddie Mac has completed changing the names or has otherwise dissolved all entities that use any of the Ignition Trademarks, which transition will occur no later than 180 days after the Closing. Until the longer period of (i) six months, or (ii) three months after such time as Freddie Mac has completed such transition, Purchaser shall include a disclaimer acceptable to Freddie Mac on any and all products and services that use the Ignition Trademarks that provides notice that the products, services and companies using the Ignition Trademarks are not affiliated with Freddie Mac or any of Freddie Mac's Affiliates.

                                  ARTICLE XII

                             POST-CLOSING COVENANTS

            Section 12.01. FURTHER ASSURANCES. Each Party shall, at the request of the other Party, at any time and from time to time following the Closing, promptly execute and deliver, or cause to be executed and delivered, to such requesting Party all such further instruments and take all such further action as may be reasonably necessary or appropriate to more effectively sell, transfer, assign, deliver or otherwise convey, grant and confirm to Purchaser, or to perfect or record Purchaser's title to or interest in, or to enable Purchaser to possess and use, the Purchased Assets and to assume the Assumed Liabilities or otherwise to confirm or carry out the provisions and intents of this Agreement and the instruments delivered pursuant to this Agreement; in furtherance thereof, the FRE Parties agree to make Teresa Wong available until January 31, 2004, during normal business hours, upon reasonable notice, and in a manner not to disrupt the business of the FRE Parties, to assist Purchaser with the transfer and assignment to Purchaser of the Accounts Receivable included in the Purchased Assets and of payments received by Ignition after the Closing Date to which Purchaser has the right to acquire pursuant to the terms of this Agreement. The FRE Parties shall use their commercially reasonable efforts to provide to Purchaser with copies of termination statements relating to the termination of any and all Uniform Commercial Code financing statements filed with respect to any of the Purchased Assets.

            Section 12.02. COOPERATION. The FRE Parties and Purchaser jointly covenant and agree that from and after the Closing Date, the FRE Parties and Purchaser will cooperate with each other in defending or prosecuting any action, suit, proceeding, investigation or audit of the other, including (a) the preparation and audit of the FRE Parties' and Purchaser's Tax returns for all periods, and (b) the preparation and audit of Ignition financial statements by Purchaser's auditors, as and to the extent required by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the completion of such audit in sufficient time to allow Purchaser to meet its filing obligations thereunder; in furtherance thereof, the FRE Parties agree to make Ms. Wong available until January 31, 2004, during normal business hours, upon reasonable notice, and in a manner not to disrupt the business of the FRE Parties, to assist with such preparation and audit, and the FRE Parties agree to allocate a sufficient amount of Ms. Wong's time to such preparation and audit; PROVIDED, however, that in no event shall Ms. Wong be required to provide more than 20 hours per week to such preparation and audit and PROVIDED, FURTHER, that with respect to any of the actions in this sentence, the requesting Party shall pay, or reimburse the other Party for, any out-of-pocket expenses incurred by such other Party in providing such assistance and such assistance shall only be given in a manner so as not to interfere with the normal conduct of the assisting Party's business. In furtherance hereof, Purchaser and the FRE Parties further covenant and agree to respond to all reasonable inquiries related to such matters and to provide, to the extent possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith PROVIDED, HOWEVER, that such assistance shall only be given in a manner so as not to interfere with the normal conduct of the assisting Party's business. All information provided to Purchaser or the FRE Parties by the other Party pursuant to Section 12.01 or Section 12.02 shall be treated in accordance with the terms of the confidentiality agreement, dated as of August 15, 2003, among Freddie Mac, Ignition and Purchaser (the "CONFIDENTIALITY AGREEMENT").

            Section 12.03. NON-COMPETITION; NON-SOLICITATION. (a) NON-COMPETITION. For a period of two years after the Closing Date, the FRE Parties shall not, anywhere in the United States and its territories, directly or indirectly license, sell, or transfer the pricing engine currently offered in Freddie Mac's cash window to persons other than Affiliates of the FRE Parties for the purpose of pricing mortgages; PROVIDED, HOWEVER, that nothing in this paragraph shall prevent Freddie Mac from engaging in its business, which includes but is not limited to providing pricing services to Freddie Mac or Freddie Mac's customers through Loan Prospector.Com, Project Enterprise and Freddie Mac's cash window and such other platforms as Freddie Mac may develop from time to time. For purposes of clarification, the Parties agree that the foregoing sentence does not apply to a software system that is materially different in purpose from the current purpose of such system.

            (b) NON-SOLICITATION AND NON-HIRE. From the Closing Date until December 31, 2004, the FRE Parties shall not solicit for employment any of the Transferring Employees; PROVIDED that as used herein, the term "solicit" shall not include (x) generalized searches not targeted at the Transferring Employees, either, individually or as a group, for employees through (i) the publication of an advertisement or other public announcement or (ii) the use of a recruiting or employment agency to whom the name of an Transferring Employee has not been provided, (y) responding to any Transferring Employee who contacts a FRE Party on his or her own initiative without any direct solicitation by a FRE Party other than pursuant to the generalized search referred to in clause(x) above; PROVIDED, HOWEVER, that in no event will any FRE Party hire any Transferring Employee prior to the 6 month anniversary of the Closing Date; and PROVIDED FURTHER, HOWEVER, that the FRE Parties may solicit for employment and hire at any time any Transferring Employee that has been terminated Without Cause (as defined below) by Purchaser.

            For purposes of this Section 12.03, Purchaser's decision to terminate the employment of a Transferring Employee shall be deemed to be "WITHOUT CAUSE" if it is unrelated to the Purchaser's enforcement of a generally applicable standard of acceptable performance, attendance or conduct.

                                  ARTICLE XIII

                                  MISCELLANEOUS

            Section 13.01. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by facsimile or sent by first class mail, postage prepaid, as follows:

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


            (i)   If to Freddie Mac, to:

                  Federal Home Loan Mortgage Corporation
                  8200 Jones Branch Drive, Mail Stop 267
                  McLean, VA 22102
                  Attention: Vice President--Business Development
                  Facsimile:  (703) 903-2919
                  Telephone: (703) 903-3355

                  With a copy to:

                  Federal Home Loan Mortgage Corporation
                  8200 Jones Branch Drive, Mail Stop 204
                  McLean, VA 22102
                  Attention:  Associate General Counsel-Strategic Initiatives
                  Facsimile:  (703) 903-2885
                  Telephone: (703) 903-2600

                  And a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  2000 Pennsylvania Avenue
                  Washington, DC 20006
                  Attention:  John T. Byam
                  Facsimile:  (202) 974-1999
                  Telephone: (202) 974-1500

            (ii)  If to Ignition, to:

                  Ignition Mortgage Technology Solutions, Inc.
                  c/o Federal Home Loan Mortgage Corporation
                  8200 Jones Branch Drive, Mail Stop 204
                  McLean, VA 22102
                  Attention:  Assistant Secretary
                  Facsimile:  (703) 903-2885
                  Telephone: (703) 903-2600

                  With a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  2000 Pennsylvania Avenue
                  Washington, DC 20006
                  Attention:  John T. Byam
                  Facsimile:  (202) 974-1999
                  Telephone: (202) 974-1500

            (iii) If to Purchaser, to:

                  LION, Inc.
                  4700 42nd Ave. SW, Suite 430
                  Seattle, WA 98116
                  Attention:  President
                  Facsimile:  (206) 577-1441
                  Telephone: (206) 577-1440

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


                  With a copy to:

                  Stoel Rives LLP
                  600 University Street, Suite 3600
                  Seattle, WA 98101
                  Attention:  Christopher J. Voss
                  Facsimile:  (206) 386-7500
                  Telephone: (206) 624-0900

All notices shall be effective upon delivery.

            Section 13.02. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto, which are incorporated herein and made a part hereof), together with the Confidentiality Agreement, constitutes the entire agreement and understanding between the Parties with respect to the Acquisition and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto, including the letter agreement, dated September 24, 2003, between Purchaser and Freddie Mac.

            Section 13.03. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within that State, without reference to its conflict of laws rules. Each of the Parties irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 13.01. The foregoing shall not limit the rights of any Party to serve process in any other manner permitted by applicable law or regulation or to obtain execution of judgment in any other jurisdiction.

            Section 13.04. WAIVER OF JURY TRIAL. EACH Party waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, and agrees that any such action or proceeding shall be tried before a court and not before a JURY.

            Section 13.05. BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFICIARY. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, each of the Parties hereto and its successors and assigns. Neither this Agreement nor any rights hereunder shall be assignable by any Party without the prior written consent of the other Parties. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            Section 13.06. COUNTERPARTS; EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

            Section 13.07. CONSTRUCTION AND REPRESENTATION BY COUNSEL. The Parties acknowledge that in the negotiation and drafting of this Agreement they have been represented by and relied upon the advice of counsel of their choice. The parties affirm that their counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Exhibit or Schedule attached hereto.

            Section 13.08. WAIVERS AND AMENDMENTS. Any provision of this Agreement may only be amended, modified, waived or supplemented in whole or in part at any time by an agreement in writing among the Parties executed in the same manner as this Agreement. No failure on the part of any Party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either Party of any right preclude any other or future exercise thereof or the exercise of any other right.

            Section 13.09. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.

            Section 13.10. ENFORCEMENT OF AGREEMENT. The Parties acknowledge and agree that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

            Section 13.11. DISCLOSURE SCHEDULE. Any disclosure made with reference to one or more Sections of the Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant; PROVIDED that such relevance is reasonably apparent. In no event shall the listing of such agreements or other matters in the Disclosure Schedule be deemed or interpreted to broaden or otherwise amplify the FRE Parties' representations or warranties, covenants or agreements contained in the Asset Purchase Agreement. Disclosure of any matter in the Disclosure Schedule shall not be deemed an admission that such matter is material or is required to be disclosed. The inclusion of, or reference to, any item within any particular section of the Disclosure Schedule does not constitute an admission by either FRE Party that the item constitutes a violation of any order, writ, injunction, decree, statue, rule or regulation of a Government Authority. The headings contained in the Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedule or this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Parties by their respective duly authorized officers, all as of the date first above written.



                                     FEDERAL HOME LOAN MORTGAGE CORPORATION

                                     By:    /s/ EDWARD ALBRIGO
                                     Name:  Edward Albrigo
                                     Title: VP Change Management


                                     IGNITION MORTGAGE TECHOLOGY SOLUTIONS, INC.

                                     By:    /s/ ROBERT H. PARKER, JR.
                                            -------------------------
                                     Name:  Robert H. Parker, Jr.
                                     Title: Chief Operating Officer


                                     LION, INC.

                                     By:    /s/ DAVID STEDMAN
                                     Name:  David Stedman
                                     Title: President

                                LIST OF EXHIBITS*



Exhibit A                  Form of Assignment and Assumption Agreement

Exhibit B                  Form of Assignment of Copyrights

Exhibit C                  Form of Assignment of Domain Names

Exhibit D                  Form of Assignment of Patent Applications

Exhibit E                  Assignment of Trademarks

Exhibit F                  Agreement and Release of Claims

Exhibit G                  Cleary, Gottlieb, Steen & Hamilton Legal Opinion

Exhibit H                  Stoel Rives LLP Legal Opinion



* LION, Inc. agrees to furnish copies of these Exhibits to the Securities and Exchange Commission upon request.

                               LIST OF SCHEDULES*


Schedule 1.01         Knowledge of the FRE Parties

Schedule 1.02         Knowledge of Purchaser

Schedule 2.01(a)      Assigned Personal Property

Schedule 2.01(b)      Assigned Intellectual Property

Schedule 2.01(c)      Assigned Contracts

Schedule 2.01(d)      Books and Records Related to the Business

Schedule 2.01(e)      Assigned Prepaid Expenses

Schedule 2.02         Excluded Assets

Schedule 3.01 Jurisdiction in which Ignition is Qualified as a Foreign Corporation

Schedule 3.05         Litigation; Compliance with Laws

Schedule 3.07         Written Notices of Termination

Schedule 3.09(b)      Employee Claims

Schedule 3.10         Form of Financial Statements Certification

Schedule 3.13         Ignition Insurance Policies

Schedule 3.14         Authorizations

Schedule 3.16         Accounts Receivable

Schedule 3.17         Absence of Certain Changes and Events

Schedule 5.02(a) Contracts Where Consent for Assignment Has Not Been Obtained as of the Closing Date

Schedule 6.01(b)      Transferring Employees

Schedule 6.01(f)      Temporary Employees

Schedule 6.01(f)(i)   Two Weeks of Severance for Each Year or Fraction of a Year
                      of Service

Schedule 6.01(f)(ii)  One Month of Severance for Each Year or Fraction of a Year
                      of Service

Schedule 6.01(f)(iii) Retention Payments

Schedule 6.02(a)      Transition Services

Schedule 8.01(d)      Chase Amount and Adjustments



* LION, Inc. agrees to furnish copies of these Schedules to the Securities and Exchange Commission upon request.


                                       2